Exhibit 4.5

Form KM-10-99 BT
OPIC Contract of Insurance No. F431 Brazil

OVERSEAS PRIVATE INVESTMENT CORPORATION

CONTRACT OF INSURANCE FOR FIXED INCOME SECURITIES

Against

INCONVERTIBILITY

as described below,

between the Overseas Private Investment Corporation ("OPIC") and The Bank of New York, not in its individual capacity but solely as trustee (in such capacity, together with its successors and permitted assigns, the “Trustee”) of a grantor trust established under New York law (the “Trust”) pursuant to the Insurance Trust Agreement dated as of February 17, 2004 (the “Trust Agreement”) between Brasil Telecom S.A. (the “Foreign Enterprise”), a sociedade anônima organized under the laws of the Federative Republic of Brazil, and the Trustee. The Trustee is the “Insured” hereunder.

TABLE OF CONTENTS

Page

Article I
Subject of Insurance and Exchange of Promises.

1.01	Subject	1
1.02	Promises	1
1.03	Maximum Aggregate Compensation and Maximum Aggregate
	Compensation Liability; Adjustment to Maximum Aggregate Compensation and
	Covered Scheduled Payment Amounts for Departing Noteholder	2
1.04	Full Faith and Credit	2
1.05	Term	2
1.06	Premiums	2

Article II
Inconvertibility - Scope of Coverage.

2.01	Inconvertibility of Local Currency	3
2.02	Exclusions	3

Article III
Conditions, Rate and Amount of Compensation.

3.01	Conditions and Rate of Compensation	5
3.02	Adjustment	7
3.03	Limitations	7

Article IV
Procedures.

4.01	Application for Compensation	8
4.02	Assignment to OPIC	10
4.03	Obligations of the Foreign Enterprise	11
4.04	Recoveries	11
4.05	Arbitration	12
4.06	Termination of Contract and Coverage for Departing Noteholder and Refund of Premiums	12
4.07	Legal and Miscellaneous	12
4.08	Notices	13
4.09	Intentionally Omitted	13
4.10	Exercise of Remedies	13
4.11	Interpretation	13
4.12	Payments on OPIC Business Days	13

i

Article V
Duties of Insured.

5.01	Duties	14
5.02	Default	17
5.03	Non-Waiver	18
5.04	Cure	18
5.05	Limitation of Liability	18

Article VI
Definitions

6.01	Defined Terms	19

EXHIBIT A	-	Scheduled Payments
EXHIBIT B	-	Form of Subsequent Application
EXHIBIT C	-	Form of Assignment Agreement
EXHIBIT D	-	Form of Participation Agreement

ii

Article I - Subject of Insurance and Exchange of Promises.

1.01    Subject.

         1.    Notes. Brasil Telecom S.A. (the “Foreign Enterprise”, the “Company”, or the “Issuer” as it is referred to in other Transaction Documents) has received or will receive US$200,000,000 on account of the issuance of the Notes (as defined herein) to the Noteholders (as defined herein) pursuant to the Indenture (as defined herein).

         The Foreign Enterprise shall repay the Notes in accordance with their terms and the terms of the Indenture. This Contract of Insurance for Fixed Income Securities (this “Contract”) shall cover up to two scheduled payments of interest (the “Covered Scheduled Payments”) to be made by the Foreign Enterprise as set forth in the schedule attached to this Contract as Exhibit A (the "Scheduled Payments"). This Contract does not cover any principal payments due under the Indenture or Notes, or any other payments apart from the Covered Scheduled Payments.

         The Noteholders have assigned or will assign to the Insured all of their rights to receive up to two Covered Scheduled Payments (defined in the Indenture as the assignment of the “Covered Interest Period Amounts”). In exchange, the Noteholders shall become the beneficiaries (each an “Insurance Trust Beneficiary”) of the Insurance Trust.

         Capitalized terms used in this Contract and not otherwise defined herein have the meanings set forth in Article VI.

         Ninety percent (90%) of each Covered Scheduled Payment (the “Insured Portion”) is insured under this Contract, subject to the provisions of Section 1.03 with respect to the Maximum Aggregate Compensation payable under this Contract.

         2.     Project. Pursuant to the Company Support Agreement (the “CSA”) between the Foreign Enterprise, the Insured and OPIC, dated February 17, 2004, the Foreign Enterprise shall apply the net proceeds from the sale of the Notes to finance the 2004 and 2005 investment program. The investment program provides for the expansion and modernization of the telecommunications network owned and operated by the Foreign Enterprise, as described in the Application for Insurance, as that term is defined under the CSA (the "Project").

1.02    Promises.

         OPIC promises that if acts occur during the term of this Contract that satisfy the requirements for coverage in Article II, then, subject to satisfaction of the conditions in Article III, OPIC will pay the Insured the amount of compensation provided in Article III, in accordance with the procedures in Article IV.

         The Insured promises to comply with its obligations under this Contract, including, without limitation, the procedures in Article IV and the duties in Article V. If the Insured fails to so comply, the Insured may lose its right to compensation hereunder in accordance with the terms hereof.

1.03    Maximum Aggregate Compensation and Maximum Aggregate Compensation Liability; Adjustment to Maximum Aggregate Compensation and Covered Scheduled Payment Amounts for Departing Noteholder.

         1.     OPIC will not pay compensation under this Contract in an aggregate amount that exceeds US$16,875,000 (the "Maximum Aggregate Compensation"), except for payments of Default Interest. The liability of OPIC to pay compensation under this Contract as of any date shall not exceed (a) the lesser of (i) the sum of the Insured Portion of up to two Covered Scheduled Payments unpaid and outstanding as of that date, and (ii) the difference between the Maximum Aggregate Compensation and the aggregate amount of compensation paid under this Contract as of such date (the "Maximum Aggregate Compensation Liability") plus (b) Default Interest.

         2.    If a Noteholder withdraws from the Insurance Trust (a “Departing Noteholder”) pursuant to Section 4.06.1, (i) the Maximum Aggregate Compensation under this Contract shall be reduced by an amount proportionate to the Departing Noteholder’s interest in the Notes; and (ii) the amount of the Covered Scheduled Payments shall be reduced to reflect the Departing Noteholder’s interest in the Notes.

1.04    Full Faith and Credit.

         The full faith and credit of the United States of America is pledged to secure the full payment by OPIC of its obligations under this Contract.

1.05    Term.

         This Contract shall enter into force on February 17, 2004 (the "Effective Date") and shall terminate on August 17, 2015, unless terminated earlier (Section 4.06; Section 5.02), except for any obligations of OPIC to pay compensation hereunder as to any Scheduled Payment payable on or prior to the date of such termination; provided, however, that this Contract shall terminate automatically and become null and void in the event that, within 5 Business Days after the Effective Date: (a) the Initial Purchaser has not purchased the Notes pursuant to the Purchase Agreement dated February 9, 2004 between the Foreign Enterprise and the Initial Purchaser; (b) the Noteholders have not assigned to the Insured the Covered Scheduled Payments pursuant to the terms of the Indenture; and (c) OPIC has not received the premium due pursuant to Section 1.06.

         It is a condition to the effectiveness of OPIC's obligations hereunder that (x) OPIC shall have received the certificate required by Section 5.01.2 (b)(ii) at the time of the initial resale of the Notes by the Initial Purchaser, (y) the Foreign Enterprise shall have executed and delivered to OPIC the CSA and such agreement shall be in full force and effect without default, and (z) OPIC shall have received a legal opinion in form and in substance, and from counsel, satisfactory to OPIC with respect to the enforceability of the obligations of the Foreign Enterprise under the CSA and the other Transaction Documents to which the Foreign Enterprise is a party.

1.06    Premiums.

         The Insured shall pay to OPIC the premium in one single installment due upon or prior to the Effective Date of the Contract. The premium due to OPIC shall be $2,281,453.75.

Article II – Inconvertibility - Scope of Coverage.

         2.01    Inconvertibility of Local Currency.

         Local Currency shall be deemed inconvertible and compensation shall be payable with respect to a Subsequent Scheduled Payment, subject to the exclusions (Section 2.02), conditions (Section 3.01.1), adjustment (Section 3.02) and limitations (Section 3.03):

         1.     Conversion and Transfer. If the Insured or the Foreign Enterprise is unable legally

         (a)     to convert Local Currency held by or for the Foreign Enterprise in a Deposit Account to pay a Scheduled Payment (or part thereof) (a "Triggering Scheduled Payment") into U.S. dollars through any customary legal channels for transactions of the type contemplated in the Transaction Documents on any of the Business Days during the Waiting Period, except at an exchange rate that is less favorable than the exchange rate described under Section 3.01.3 for that day, or

         (b)     to transfer from the Host Country to the United States amounts held in a Deposit Account in U.S. dollars to pay a Scheduled Payment (or part thereof) on any Business Day during the Waiting Period (also a "Triggering Scheduled Payment")

and such inability to convert or transfer causes a Prospective Payment Default with respect to the Scheduled Payment next succeeding the Triggering Scheduled Payment (the "Subsequent Scheduled Payment"); or

         2.     Certain Government Actions. If the conversion into U.S. dollars of Local Currency held by or for the Foreign Enterprise in a Deposit Account for payment of a Scheduled Payment (or part thereof) or the transfer from the Host Country to the United States of U.S. dollars held in such account, is directly prevented by an act or series of acts attributable to the Foreign Governing Authority which:

         (a)     violates international law (without regard to the availability of local remedies),

         (b)     causes a Prospective Payment Default with respect to the Subsequent Scheduled Payment, and

         (c)     continues for the Waiting Period;

provided, however, that such act or series of acts does not otherwise (x) result in the inability of the Foreign Enterprise to control or dispose of most or all of its property in the Host Country or to operate the Project, (y) substantially deprive the Insured of its fundamental rights as creditor, including, without limitation, rights against security or commercial guaranties of repayment, or (z) substantially deprive the owners of the Foreign Enterprise of their fundamental rights as owners of the Foreign Enterprise.

         2.02     Exclusions.

         No compensation for inconvertibility shall be payable if

         1.     Pre-existing Restrictions.

         (a)     On the date of this Contract, the Foreign Enterprise or the Insured would in comparable circumstances have been unable legally (1) to convert Local Currency into U.S. dollars, or (2) to transfer such U.S. dollars from the Host Country to the United States; and

         (b)     On the date of this Contract, the Insured, (or a lender or trustee situated similarly to the Insured), the Foreign Enterprise, or a company situated similarly to the Foreign Enterprise, should have known about such restriction; or

         2.     Insured's Diligence. The Insured has not made all reasonable efforts to convert or cause the Foreign Enterprise to convert the Local Currency held in the Deposit Account referred to in Section 2.01.1 or Section 2.01.2, into U.S. dollars and to transfer or cause the Foreign Enterprise to transfer such U.S. dollars from the Host Country to the United States, in each case, through all customary legal channels for transactions of the type contemplated in the Transaction Documents; or

         3.     Provocation. The preponderant cause of the loss occurring with respect to the Project is an act by the Insured (or any entity controlled by, controlling or under common control with the Insured) or the Foreign Enterprise and a court of competent jurisdiction in the United States or Brazil has entered a final judgment that such act constituted a violation of Corrupt Practices Laws; or

         4.     Use Restricted by Expropriatory Action. The use of such Local Currency is restricted by an expropriatory action as described in clauses (x), (y) or (z) of the proviso to Section 2.01.2.

Article III – Conditions, Rate and Amount of Compensation.

         3.01     Conditions and Rate of Compensation.

         1.     Conditions Precedent. The following shall be conditions precedent to OPIC's obligation to pay compensation under this Contract:

         (a)     The Insured shall (or shall require the Foreign Enterprise to, and the Foreign Enterprise shall) perform, at the election of OPIC, one of the obligations specified in clauses (i), (ii), and (iii) below (hereinafter referred to as the "Prior Delivery Obligations"), subject to the restrictions set forth therein and to any legal restrictions, in accordance with the procedures set forth in Section 4.02:

         (i)     deliver to OPIC (A) inconvertible Local Currency, in an amount equal to the Insured Portion of the Subsequent Scheduled Payment (or part thereof) at the rate of exchange specified in Section 3.01.2(a), or (B) non-transferable U.S. dollars, in an amount equal to the Insured Portion of the Subsequent Scheduled Payment (or part thereof) (in either case in the form of (1) funds immediately available to OPIC in the Host Country or, (2) at OPIC's option, in cash); provided, however, that OPIC may not require the delivery set forth in this clause (i) if either (x) the Foreign Enterprise or the Insured has, but is unable legally to deliver, such Local Currency or non-transferable U.S. dollars, or (y) the Foreign Enterprise or the Insured can demonstrate that it had, and has the right to, but, because of an expropriatory action of the type described in the proviso to Section 2.01.2, no longer has, such Local Currency or non-transferable U.S. dollars, or

(ii) assign to OPIC, or, at OPIC's option, grant to OPIC a participation in, the Insured's right to receive the Insured Portion of the Subsequent Scheduled Payment (or part thereof), or

          (iii)     (A) assign to OPIC, or, at OPIC's option, grant to OPIC a participation in, the Insured Portion of the Deposit Account (or part thereof) in which such Local Currency is, or non-transferable U.S. dollars (Section 3.01.1(a)(i)) are, held by, or for, or at the direction of, the Foreign Enterprise, and (B) assign to OPIC, or, at OPIC's option, grant to OPIC a participation in, all rights of such Person with respect to the Insured Portion thereof and all claims with respect thereto arising out of an Inconvertibility Event, including without limitation claims against the Foreign Governing Authority.

         (b)     If the Insured receives or has the right to receive, at any time, any Local Currency or non-transferable U.S. dollars representing a payment with respect to the Insured Portion of a Subsequent Scheduled Payment (or part thereof), such additional Local Currency, non-transferable U.S. dollars, or rights thereto, shall also be delivered to OPIC, as OPIC may elect, as described in Section 3.01.1 (a) above.

         (c)     The Prospective Payment Default remains uncured on the Payment Date relating to the Subsequent Scheduled Payment that is the subject of a claim for compensation (the "Subsequent Payment Date").

         2.     Rate of Compensation.

         (a)     If the Insured delivers Local Currency or an assignment of, or a participation in, rights denominated in Local Currency with respect to a Subsequent Scheduled Payment (or part thereof), compensation shall be the U.S. dollar equivalent of the Local Currency at the exchange rate (Section 3.01.3) in effect on the day 5 Business Days before the Subsequent Payment Date.

         (b)     If the Insured delivers non-transferable U.S. dollars or an assignment of, or a participation in, rights denominated in U.S. dollars, compensation shall be the amount of such non-transferable U.S. dollars delivered or the U.S. dollar amount of the rights so assigned or participated.

         (c)     If the Prior Delivery Obligations have been satisfied and OPIC makes any claim payment after the Subsequent Payment Date and the Subsequent Scheduled Payment has not otherwise been paid, OPIC shall also pay interest on the lesser of (i) the compensation otherwise payable and (ii) the Insured Portion of the Subsequent Scheduled Payment at the applicable default rate of interest payable under the Indenture for the period beginning on the third (3rd) day after the end of the Processing Period (Section 4.01.6) and ending on the date of payment of compensation by OPIC ("Default Interest").

         (d)     If OPIC has reason to believe that the requirements of inconvertibility or nontransferability (as set forth in Article II) will be satisfied if the Insured or the Foreign Enterprise attempts to convert Local Currency or transfer U.S. dollars during the Waiting Period, OPIC may notify the Insured thereof and, upon satisfaction of the Prior Delivery Obligations, pay compensation with respect to Local Currency at the exchange rate (Section 3.01.3) in effect on the earlier of (i) the date that such Local Currency is delivered to OPIC and (ii) the date 5 Business Days before the Subsequent Payment Date.

         3.     Exchange Rate.

         (a)    The exchange rate used to calculate compensation hereunder shall be the official exchange rate for the exchange of Local Currency into U.S. dollars in the Host Country applicable to the type of remittance involved.

         (b)    If, however,

(i) U.S. dollars were not generally available at the applicable official exchange rate; and

(ii) conversion of Local Currency into U.S. dollars was effected through another customary legal channel for transactions of the type contemplated in the Transaction Documents;

then the exchange rate shall be the effective rate obtained through that channel.

         (c)     In either case, the exchange rate shall be net of all deductions for governmentally imposed charges, such as taxes and commissions.

3.02      Adjustment.

         The Insured shall provide notice to OPIC if it has Actual Knowledge that U.S. dollars have become available to the Foreign Enterprise for payment of any portion of the Subsequent Scheduled Payment covered by a Completed Application (Section 4.01.1) or a Revised Application in accordance with Section 4.01.5. OPIC shall have no obligation to pay compensation hereunder to the extent that any such U.S. dollars are available on the Subsequent Payment Date. If OPIC has paid compensation to the Insured, to the extent of any U.S. dollars that are so available on the Subsequent Payment Date, (i) the Insured shall return to OPIC, within five Business Days after the date of such Subsequent Payment Date, the compensation paid to the Insured by OPIC with respect to such Subsequent Scheduled Payment, together with, to the extent that any amounts are available therefor, interest actually accrued thereon as a consequence of any investments of such funds required to be made pursuant to the terms of the Indenture, calculated from the date of such receipt and (ii) OPIC shall return to the Insured any inconvertible Local Currency or non-transferable U.S. dollars delivered to OPIC pursuant to Section 3.01(1)(a)(i) hereof in connection with such Subsequent Payment Date. To the extent that OPIC has paid a claim and has an unsatisfied reimbursement obligation from the Foreign Enterprise under the CSA and the Foreign Enterprise transfers U.S. dollars to the Insured in excess of any amounts then required to be paid under the Note, the Insured shall return such funds to the Foreign Enterprise and shall notify OPIC promptly thereof.

3.03    Limitations.

         1.     Amount. Compensation paid by OPIC shall not exceed (a) the lesser of (i) the Maximum Aggregate Compensation Liability on the applicable Subsequent Payment Date referred to in the applicable Completed Application and (ii) the Insured Portion of the Subsequent Scheduled Payment referred to in the applicable Completed Application, plus (b) Default Interest (Section 3.01.2(c)).

         2.     Other Charges. Penalty interest, penalty fees and all other charges for late payment (other than Default Interest in accordance with Section 3.01.2(c)) are not covered under this Contract and shall not be considered in the calculation of compensation.

         3.     Adjustments. Compensation may be adjusted as provided in Section 5.02(a)(ii) and Section 5.02 (b).

Article IV - Procedures.

4.01     Application for Compensation.

         1.     Completed Application. OPIC is obligated under this Contract to pay compensation only on the basis of a Completed Application. For the purposes of this Contract, a Completed Application (a "Completed Application") means an application for compensation under this Contract including all of the following:

         (a)     a timely submitted Final Application;

         (b)     all timely submitted Responses, Other Source Information, and Rebuttal Information; and

         (c)     any other information and documentation required by this Contract to be contained therein.

         2.     Application Binding on Insured. The Insured shall be bound in any subsequent dispute with OPIC by all submissions of fact contained in a Completed Application (regardless of whether such Completed Application was submitted by another trustee while such trustee was the Insured hereunder), and OPIC shall not be required to pay compensation on the basis of any information not contained in a Completed Application.

         3.     Procedures for Submissions. The procedures for submissions with respect to applications for compensation are as follows:

         (a)     Not later than 15 days after a Triggering Payment Date, the Insured shall submit to OPIC a draft application for compensation (a "Draft Application"), including, without limitation, factual information and documentation that, in its view, demonstrates the Insured's right under this Contract to compensation with respect to the Subsequent Scheduled Payment in the amount claimed. Any document submitted to OPIC in connection with an application for compensation that is written in a language other than English shall be submitted in the original language, accompanied by an English translation certified as true and correct by a party acceptable to OPIC.

         (b)     For a period of 45 days from the date on which such Draft Application is submitted to OPIC (the "Initial Period"), the Insured may submit to OPIC amended and restated versions of the Draft Application, and OPIC may issue written information requests (each, an "Information Request") to the Insured and/or any other person (including, without limitation, the Foreign Enterprise) on any matter reasonably related to the claim.

         (c)     The Insured shall promptly deliver to OPIC a full, written response (a "Response") to each Information Request delivered to it by OPIC from time to time, but in any event not later than (i) with respect to Information Requests delivered during the Initial Period, 10 days from the date of receipt of such Information Request and (ii) with respect to Information Requests delivered during the Additional Period, not later than seven days from the date of receipt of such Information Request. During the Initial Period, any Information Request delivered by OPIC after a period of 35 days from the date on which the initial Draft Application is delivered to OPIC shall be deemed an Information Request delivered during the Additional Period.

         (d)     At any time prior to the last day of the Additional Period, OPIC shall promptly deliver to the Insured a reasonably detailed description of any non-public factual information received by OPIC from time to time from sources other than the Insured or the Foreign Enterprise on which OPIC intends to rely in making its determination on the claim ("Other Source Information"), but in any event not later than 10 days from the date of receipt thereof by OPIC. Notwithstanding the foregoing, OPIC shall not be obligated to disclose any information that is classified, business confidential, deliberative, or privileged, or information the disclosure of which would be prohibited by law. The Insured may submit to OPIC in writing information necessary to rebut any Other Source Information described therein ("Rebuttal Information") not later than (i) with respect to Other Source Information received by the Insured during the Initial Period, 10 days from the date of receipt of such Other Source Information, and (ii) with respect to Other Source Information received by the Insured during the Additional Period, not later than 7 days from the date of receipt of such Other Source Information. During the Initial Period, any Other Source Information delivered by OPIC after a period of 35 days from the date of delivery to OPIC of the initial Draft Application shall be deemed to be Other Source Information delivered during the Additional Period.

         (e)     Not later than the last day of the Initial Period, the Insured shall submit to OPIC a revised version of its Draft Application ("Revised Application"), clearly marked as such, which shall contain (i) the substance of the Draft Application and all Responses and Rebuttal Information submitted to OPIC by the Insured during the Initial Period, revised as deemed appropriate by the Insured, (ii) any other information deemed relevant by the Insured, and (iii) a legal opinion from counsel licensed to practice law in the Host Country, who shall be reasonably acceptable to OPIC, to the effect that under the laws and regulations of the Host Country as in effect on the date of this Contract, the Insured (or a lender or trustee situated similarly to the Insured), the Foreign Enterprise, or a company situated similarly to the Foreign Enterprise, would in comparable circumstances have been able legally (A) to convert Local Currency into U.S. dollars and (B) to transfer such U.S. dollars from the Host Country to the United States.

         (f)     During the period of 45 days from the date of submission to OPIC of the Revised Application (the "Additional Period"), OPIC may deliver to the Insured and/or any other person, Information Requests on any matter raised in (i) the Revised Application and (ii) any Response or Rebuttal Information received after the Initial Period. The Insured shall respond to Information Requests, and shall be notified of and may respond to Other Source Information upon which OPIC intends to rely, in accordance with the provisions of Section 4.01.3(c) and (d), respectively.

         (g)     Not later than the last day of the Additional Period, the Insured shall submit to OPIC a final version of its application for compensation ("Final Application"), clearly marked as such, the contents of which shall be limited to (i) the substance of the Revised Application, and (ii) the substance of all Responses and Rebuttal Information submitted to OPIC by the Insured during the Additional Period. The Final Application shall be deemed to include all factual information and documentation submitted by the Insured to demonstrate the Insured's right under this Contract to compensation in the amount claimed.

         (h)     The date of submission to OPIC of the Completed Application shall be deemed to be the date of submission to OPIC of the Final Application, unless one or more Information Requests or Other Source Information remains outstanding as of the end of the Additional Period then ending, in which event, and provided that a Final Application has been delivered to OPIC, the date of submission of the Completed Application shall be deemed to be the later of (i) the date on which OPIC receives a timely Response or Rebuttal Information to the last such outstanding Information Request or Other Source Information, as the case may be, and (ii) the date that is 7 days after the date of delivery of the last such outstanding Information Request or Other Source Information, as the case may be.

         (i)     The Insured may withdraw a Final Application at any time, but the right to recover compensation will be lost for any acts covered by a withdrawn Final Application.

         4.     One-Year Deadline. A Completed Application with respect to a Prospective Payment Default may not be submitted to OPIC more than one year after the Triggering Payment Date with respect to such Prospective Payment Default.

         5.     Subsequent Consecutive Defaults. If OPIC pays compensation for an initial, uncured Prospective Payment Default (the "Initial Claim Payment"), then, with respect to each subsequent, consecutive, uncured Prospective Payment Default (a "Subsequent Prospective Payment Default") as to which the Insured submits a certification substantially in the form of Exhibit B signed by a duly authorized representative of the Insured, OPIC will consider the Completed Application submitted in respect of the Initial Claim Payment as the Insured's Revised Application in respect of such Subsequent Prospective Payment Default. Subject to the provisions of this Contract, with respect to each such Subsequent Prospective Payment Default, OPIC shall pay compensation on the basis of such Revised Application unless, on the basis of the corresponding Completed Application, OPIC determines that the Revised Application contains a material misrepresentation or the claim is not compensable under Article II. If OPIC compensates the Insured for a Prospective Payment Default and the Insured receives a Subsequent Scheduled Payment (or portion thereof), other than as a result of payments by OPIC, the Insured may not utilize the certification in the form of Exhibit B unless OPIC has paid compensation with respect to a new initial, uncured Prospective Payment Default.

         6.     Processing Period. From the date of its receipt of a Completed Application which is timely filed (Section 4.01.1), (a) OPIC shall have a period in which to complete processing of such Completed Application (the "Processing Period") equal to the greater of (i) 30 days after the date of receipt of such Completed Application and (ii) the period from the date of receipt of such Completed Application until the Subsequent Payment Date, and (b) subject to Section 4.12, OPIC shall pay compensation under this Contract no later than 2 days after the end of the Processing Period.

         7.     Discharge of Company Obligations. The Transaction Documents provide that, except to the extent that OPIC has requested and received Local Currency, or non-transferable U.S. dollars in accordance with Section 3.01, payment by OPIC shall not discharge the corresponding U.S. dollar-denominated obligations of the Foreign Enterprise under the Notes and OPIC shall be subrogated to the rights of the Insured to receive such payments in accordance with the terms of the Indenture.

4.02    Assignment to OPIC.

         1.     Execution. (a) In connection with the Prior Delivery Obligations (Section 3.01.1), if OPIC elects any of the options provided for in Section 3.01.1(a), OPIC shall specify such option in a written notice from OPIC to the Insured.

         (b)     If OPIC elects the option provided for in Section 3.01.1(a)(ii) or 3.01.1(a)(iii), the Insured shall deliver, executed by the appropriate party, as indicated in such notice (i) an assignment of the Insured's rights (or the Foreign Enterprise’s rights) in the Insured Portion of the Subsequent Scheduled Payment (or part thereof) or such Deposit Account, as the case may be, substantially in the form of Exhibit C or (ii) a participation agreement granting to OPIC a participation in the Insured's rights (or the Foreign Enterprise’s rights) in the

Insured Portion of the Subsequent Scheduled Payment (or part thereof) or such Deposit Account, as the case may be, substantially in the form of Exhibit D.

         2.     Additional Actions in Connection with Participation. If OPIC requires the Insured to transfer to OPIC a participation as provided in Section 3.01.1(a)(iii), then, in exchange for reimbursement of reasonable out-of-pocket expenses, OPIC may, to the extent of such participation, direct the Insured to take any action, consistent with the terms of the Trust Agreement and the Notes, with regard to the Notes or rights to which such participation relates as OPIC may reasonably require, provided that such action is unlikely to result in a substantial detriment to the Insured's or the Noteholders' interests.

         3.     OPIC's Right to Decline. Without prejudice to the rights of the Insured under this Contract or to OPIC's rights of subrogation under the Transaction Documents and at law, OPIC may decline to accept an assignment of all or any portion of the Insured's or the Noteholders' rights or interests pursuant to this Section 4.02.

4.03    Obligations of the Foreign Enterprise.

         The Insured shall not release the Foreign Enterprise from its obligation to make those Scheduled Payments (or any part thereof) for which the Insured has received Local Currency or non-transferable U.S. dollars until OPIC has agreed to accept delivery of such Local Currency or non-transferable U.S. dollars in discharge of the obligation of the Foreign Enterprise to make such Scheduled Payment, the Insured has delivered such amounts to OPIC, and the Insured has received compensation hereunder. The Insured shall not release the Foreign Enterprise from its obligation to make Scheduled Payments (or any part thereof) if OPIC agrees to accept an assignment of, or participation in, the Insured's or the Foreign Enterprise’s right in the Deposit Account, as the case may be, or to receive such Scheduled Payments (or any part thereof) in lieu of receiving Local Currency or non-transferable U.S. dollars in exchange for the payment by OPIC of compensation hereunder unless OPIC notifies the Insured in writing that it has received payments from the Foreign Enterprise under the CSA representing such previously compensated amounts and then only to the extent of such payments by the Foreign Enterprise to OPIC.

4.04     Recoveries.

         Notwithstanding anything to the contrary in Section 3.01.1 or Section 4.02, to the extent that security is held for the benefit of the Insured on behalf of all Noteholders, any assignment elected under Section 4.02 shall include an assignment only of the Insured Portion of the Insured's rights in such security. Nothing in this section shall in any way affect OPIC's independent right to effect recovery under this Contract through agreements between the Government of the United States of America and the Foreign Governing Authority or under any other agreements or procedures, without any obligation to share the proceeds thereof. The Insured, by accepting the assignment of the Covered Scheduled Payments and the Noteholders, by accepting the Notes, shall be deemed under the terms of the Indenture (and the Indenture shall so provide), to have acknowledged that such independent right of recovery of OPIC will not be subject to any pari passu sharing arrangements relating to the rights to which OPIC may be subrogated in connection with this Contract including, without limitation, by virtue of any subrogation under the Transaction Documents or any assignment pursuant to Section 4.02.

4.05     Arbitration.

         Any dispute, controversy or claim arising out of, relating to, or in connection with this Contract, or the breach, termination or validity thereof, shall be determined by arbitration in Washington, D.C. according to the then prevailing International Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. Unless the Insured initiates arbitration, OPIC's liability with respect to the claim for compensation hereunder and any related claims or causes of action shall expire one year after OPIC notifies the Insured of its final determination concerning a Completed Application. A decision by the arbitrators shall be final and binding, and any court having jurisdiction may enter judgment on it.

4.06     Termination of Contract and Coverage for Departing Noteholder and Refund of Premiums

         1.     Termination of Contract. The Insured may terminate this Contract effective as of any date, and, subject to any reduction permitted by Section 5.02 (a) (ii) or 5.02 (b), OPIC shall refund the unused portion of the premium (calculated on a pro rata basis) to the Insured within 30 Business Days after termination of this Contract, provided, however, that (i) if this Contract is terminated by the Insured within three years from the Effective Date, then OPIC shall keep the first three years of premium and shall only refund the remainder to the Insured of any amounts due. In no event shall termination of this Contract affect any rights or obligations of either party relating to periods prior to such termination.

         2.     Termination of Coverage for Departing Noteholder. Any Noteholder may withdraw from the Trust effective as of any date by giving notice to the Insured in accordance with the terms of the Trust Agreement. Upon receipt of such notice, the Insured shall (a) reassign the Departing Noteholder’s pro rata interest in the Covered Scheduled Payments to the Departing Noteholder, and (b) give notice to OPIC of the reassignment, which shall terminate the Departing Noteholder’s interest in the coverage under this Contract. Upon OPIC’s receipt of such notice, (i) the Maximum Aggregate Compensation under this Contract and the amount of the Covered Scheduled Payments shall be reduced as provided in Section 1.03.2, and (ii) OPIC shall refund to the Insured a pro rata share of the prepaid premium proportionate to the Departing Noteholder’s interest in the Notes; provided, however, that if a Departing Noteholder’s interest in the Trust and coverage under this Contract is terminated in accordance with Section 4.06.1 within three years from the Effective Date, OPIC shall keep the pro rata share of the first three years of premium and shall only refund the remainder to the Insured.

4.07    Legal and Miscellaneous.

         THIS CONTRACT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN. This Contract constitutes the complete agreement between the parties and supersedes any prior negotiations, understandings and agreements between them with respect to the subject matter hereof. This Contract may be modified, or its terms waived, only by an instrument in writing signed by the parties hereto. The captions and headings herein are for convenience only and shall not affect the interpretation or construction of this Contract. This contract may be executed in separate counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

4.08    Notices.

         Notices must be in writing, and shall be effective when received. Notices shall be given to the Insured and OPIC at their addresses below (unless changed in writing):

The Bank of New York, 101 Barclay Street, New York, NY,10286
Attention: Corporate Trust Department, (Fax: (212) 815-5206)

Overseas Private Investment Corporation, 1100 New York Avenue, N.W., Washington, D.C. 20527, Attention: Vice-President, Insurance. (Fax: (202)408-5142), Re: Contract No. F431 (Brazil)

4.09 [INTENTIONALLY OMITTED]

4.10    Exercise of Remedies.

         Only the Insured may exercise the rights and obligations of the Insured under this Contract. No individual Noteholder shall have or exercise any rights or perform any obligation under this Contract in lieu of the Insured. The Trust Agreement provides that the related Noteholders shall be bound by the actions of the Insured hereunder, including, without limitation, the grant of assignments or participations as described in Section 3.01.1, and the submission of a Completed Application on the terms set forth in Section 4.01.1. The remedies provided for under this Contract are cumulative and are not exclusive of any other remedies provided by law; provided, however, that OPIC shall not be liable for any make-whole premiums, break-funding costs, consequential or punitive damages, or other amounts, other than compensation payable in accordance with the terms of this Contract.

4.11     Interpretation.

         With respect to the interpretation of any provision of this Contract, in the event of any inconsistency between the terms of the Indenture or any other Transaction Document, or any description, summary or characterization of the terms of this Contract in any offering materials with respect to the Notes and the terms of this Contract, the terms of this Contract shall govern. None of OPIC, its officers or any of its employees takes any responsibility for any description, summary or other characterization of OPIC or the insurance coverage under this Contract contained in any prospectus, offering document or other information provided to Noteholders, rating agencies or others, regardless of whether such Person has knowledge thereof. The Trust Agreement provides, and at all times shall provide, that the Insured and each Noteholder, by accepting its Note and the benefit of this Contract, if any, agree that no description, summary or characterization of OPIC or the insurance coverage under this Contract shall be treated as an amendment, interpretation or construction of this Contract that binds OPIC or be introduced in any proceeding for such purpose.

4.12    Payments on OPIC Business Days.

         Notwithstanding any other provision of this Contract, if the date of any payment to be made by or to OPIC under this Contract shall fall on any day on which OPIC's offices in Washington, D.C. are not open for business, the payment due on such date shall be made on the next succeeding day on which OPIC's offices in Washington, D.C. are open for business.

Article V – Duties of Insured.

5.01    Duties.

         1.     Representations

(a)    The Insured represents and warrants that the Notes and the Indenture contain a provision whereby each Noteholder is deemed, by its purchase and acquisition of an interest in a Note, to represent to OPIC and such Insured that as of the date of such purchase and acquisition, (i) it has not been convicted, or been party to a final adverse administrative determination, of an offense under the Foreign Corrupt Practices Act of 1977 (Pub. L. 95-213, §§101-104), as amended, (ii) it has not been suspended, debarred or voluntarily excluded from procurement or non-procurement dealings with the United States government pursuant to Executive Order 12549, dated February 18, 1986 (51 CFR 6370), and (iii) it acknowledges that OPIC has issued this Contract based on statutory (22 U.S.C. §2191) and policy goals as well as underwriting considerations, including, among other things, upon the covenants, representations and warranties of the Foreign Enterprise set forth, or to be set forth, in the Transaction Documents and the CSA regarding, inter alia, worker rights, environmental protection practices, worker health and safety practices, compliance with Corrupt Practices Laws, and other matters (the “Noteholder Representations”).

(b)     The Insured represents and warrants that the Rule 144A Restricted Global Note and the Indenture contain a provision whereby each Noteholder that purchases an interest in the Rule 144A Restricted Global Note is deemed, by its purchase and acquisition of such interest, to represent and warrant to OPIC and the Insured (i) that as of the date of its purchase and acquisition of such interest, it is a U.S. Holder, and (ii) that any reoffer, resale, pledge or other transfer by it of its interest in the Rule 144A Restricted Global Note during the 40-day period after the original issuance of the Notes to the Initial Purchaser shall be made only to a U.S. Holder whose interest therein shall be represented by the Rule 144A Restricted Global Note (the "U.S. Holder Representations").

(c)    The Insured represents and warrants that (i) any statements made by it to OPIC in connection with this Contract are true and complete to the best of its knowledge, (ii) it meets the requirements set forth in Section 5.01.2(a) below, (iii) the Trust Agreement and the Indenture include provisions requiring or enabling, as the case may be, the Insured and the Noteholders to take the actions specified to be taken by it or them in this Contract, and (iv) to the best of its knowledge, interests in the Notes have been or will be acquired as described in the Trust Agreement and Indenture.

         2.     Ownership and Eligibility.

         (a)     The Insured.

On the Effective Date, the Insured, in its individual capacity shall be, and throughout the term of this Contract shall continue to be:

(A) a citizen of the United States; or

         (B)     a corporation or other association created under the laws of the United States, its states, territories or the District of Columbia, more than fifty percent (50%) of which is beneficially owned by citizens of the United States; or

(C) a corporation created under foreign law in which more than a ninety-five percent (95%) interest is owned by entities eligible under (A) or (B); or

(D) an entity created under foreign law which is wholly owned by entities eligible under (A) or (B);

and shall be acting as the Trustee under the Trust Agreement.

If the Insured ceases to satisfy the foregoing eligibility requirements, a successor trustee which satisfies the foregoing eligibility requirement and is otherwise reasonably satisfactory to OPIC immediately shall be duly appointed pursuant to the Trust Agreement; provided, however, that if the Insured ceases to satisfy the foregoing eligibility requirements after a Completed Application has been filed, OPIC shall pay any compensation due to such existing Trustee according to the schedule in Section 4.01.6, and a successor trustee, that is an Eligible Investor, shall be duly appointed pursuant to the Trust Agreement within 60 days after compensation is paid.

(b)     The Noteholders.

         (i)     "U.S. Holder" means a Noteholder that (x) is an Eligible Investor on the date of its purchase and acquisition of an interest in a Rule 144A Restricted Global Note and (y) is the sole and exclusive beneficial owner of such interest. A Noteholder shall not be deemed to be the sole and exclusive beneficial owner of any portion of its interest in a Rule 144A Restricted Global Note with respect to which it does not bear the financial risk of non-payment (other than the risk insured by OPIC). Solely for purposes of clause (y) above, the persons or entities bearing the financial risk of non-payment on such Notes (in either case, other than the risk insured by OPIC) with respect to a beneficial interest in such Note will be treated as the beneficial owners of such Note regardless of whether such persons or entities are the registered owners of such Note.

         (ii)     The Insured shall cause the Initial Purchaser to certify in writing to OPIC that (i) as of the date of original issuance of the Notes, the Initial Purchaser is an Eligible Investor, (ii) the Initial Purchaser believes, after reasonable inquiry based on the Initial Purchaser’s existing “know your customer” or similar business practices, that each person that is purchasing an interest in the Rule 144A Restricted Global Note from it in the initial resale and placement of such Notes is an Eligible Investor, (iii) it believes, after reasonable inquiry based on the Initial Purchaser’s existing “know your customer”or similar business practices, after giving effect to such initial resale and placement of the Notes with investors on the date of issuance (but not thereafter) that at least 65% of the aggregate of the outstanding principal amount of interests in the Notes are represented by interests in the Rule 144A Restricted Global Notes and at least 75% of the aggregate of the outstanding principal amount of interest in the Notes are held by Eligible Investors and (iv) the Initial Purchaser understands that Section 1001 of Title 18 of the United States Code provides for imprisonment for not more than five years, as well as fines, for submitting false, fictitious or fraudulent statements in connection with any matter before an agency of the United States Government.

         3.     Assignment. The Insured shall not assign this Contract, or any of its rights hereunder, without OPIC's written consent, which consent shall not be withheld unreasonably, except to a successor trustee that is duly appointed pursuant to the Trust Agreement. Notwithstanding the foregoing, this Contract or any rights under it, cannot be assigned to citizens or entities which do not meet the eligibility requirements of Section 5.01.2(a).

         4.     Premiums. This Section is replaced in its entirety by Section 1.06

         5.     Reports and Access to Information. In order that OPIC may perform its statutory duties, including settling claims and reporting to the Congress (22 U.S.C. §2200a), the Insured shall furnish, or cause the Foreign Enterprise to furnish, OPIC with such information as OPIC may reasonably request and which is within the Insured's ability to provide, including, without limitation:

         (a)     information regarding the Foreign Enterprise's application for this Contract; and

         (b)     information regarding the Notes, including, without limitation, copies of the Trust Agreement, Notes, Indenture, and the other Transaction Documents.

         6.     Compulsory Notice. The Insured shall notify OPIC as promptly as reasonably practicable of any circumstances of which it has Actual Knowledge that may render OPIC liable under this Contract and of any Prospective Payment Default or other defaults (regardless of cause) of which the Insured has Actual Knowledge. The Insured shall notify OPIC promptly if it has Actual Knowledge that the Foreign Enterprise may not be able to convert Local Currency and/or transfer U.S. dollars.

         7.     Preservation, Transfer, and Continuing Cooperation. The Insured shall, at the sole cost and expense of the Foreign Enterprise, at all times take all reasonable action to preserve and enforce its rights as a creditor to the extent consistent with its duties and authorized under the Trust Agreement. With respect to any claim, prior to the fulfillment of the Prior Delivery Obligations, the Insured shall, at the sole cost and expense of the Foreign Enterprise, to the extent consistent with its duties and authorized under the Trust Agreement, in consultation with OPIC, take all reasonable measures to pursue available administrative and judicial remedies and to negotiate in good faith with the Foreign Governing Authority and other potential sources of compensation. After fulfillment of the Prior Delivery Obligations, in exchange for reimbursement of reasonable out-of-pocket expenses of the Insured by OPIC, the Insured shall take all actions reasonably requested by OPIC to assist OPIC in preserving the property, interest and rights transferred to OPIC and in prosecuting related claims, to the extent consistent with its duties and authorized under the Trust; provided, however, that the Insured shall not have any such obligation with respect to any obligations of the Foreign Enterprise that have been released in accordance with the terms hereof following the delivery of Local Currency to OPIC or following delivery of notice by OPIC to the Insured, as provided by Section 4.03 hereof, of the reimbursement by the Foreign Enterprise to OPIC of such previously compensated amounts pursuant to the CSA.

         8.     Other Agreements. The Insured shall not enter into any agreement with any Foreign Governing Authority with respect to compensation for any acts potentially within the scope of coverage of Article II without OPIC's prior written consent.

         9.     Modifications. No provision of any Note or any other Transaction Document shall be modified, waived or amended without OPIC's prior written consent, which consent shall not be withheld unreasonably; provided, however, that the consent of OPIC shall not be required if such modification, waiver or amendment (a) does not relate to a Scheduled Payment, (b) with respect to the Notes, does not require the consent of each of the Noteholders under the terms of the Indenture, (c) does not present a material possibility of adversely affecting the rights, benefits or obligations of OPIC under this Contract and (d) does not present a material possibility of adversely affecting the enforcement of any rights under the Transaction Documents that are material to the rights, benefits or obligations of OPIC, as subrogee or otherwise; provided, further, that in no event shall the Insured consent to any rescheduling or restructuring of the Scheduled Payments without OPIC's prior written consent.

         10.     Enforcement of Certain Covenants, Representations and Warranties. In the event that the Insured obtains Actual Knowledge regarding a breach or potential breach of the Noteholder Representations, the U.S. Noteholder Representation and Warranty or the representations, warranties or covenants by the Foreign Enterprise under the CSA, the Insured shall give prompt notice thereof to OPIC and shall consult in good faith with OPIC regarding such breach or potential breach and the actions to be taken with respect thereto, including, without limitation, the Foreign Enterprise's compliance and, if necessary, the enforcement of remedies under the Transaction Documents, the CSA or otherwise, all in the manner required by the Transaction Documents.

         11.     Default under the CSA. The Insured acknowledges that (a) OPIC has entered into this Contract in consideration of the Foreign Enterprise entering into the CSA, and (b) an Event of Termination under the CSA shall be a default (Section 5.02) hereunder, which may result, among other things, in OPIC's termination of this Contract.

         12.     Other Insurance. The Insured shall not obtain any insurance from any other party covering the Notes against the risks insured hereunder.

5.02     Default.

         (a)     Material breach of this Contract by the Insured, or an Event of Termination (as defined in the CSA) under the CSA or a material misrepresentation by the Insured or a misrepresentation by the Initial Purchaser with respect to clause (i) of its certificate delivered pursuant to Section 5.01.2(b)(ii) shall constitute a default hereunder, and OPIC may:

(i) refuse to pay compensation to the Insured; or

         (ii)     if such default was in existence at the time OPIC paid compensation hereunder, recover such paid compensation from any subsequent compensation payable hereunder or from any premium required to be refunded hereunder (Section 4.06.1); or

(iii) terminate this Contract effective as of the date of the default by giving notice to the Insured.

         The absence in the Trust Agreement, the Indenture, or the Notes of any provision required hereby or stated herein to be provided or contained therein shall constitute a material breach of this Contract.

         (b)     In the event that any Noteholder, by its purchase and acquisition of an interest in a Note makes a misrepresentation to OPIC with respect to the matters referred to in Section 5.01.1(a) hereof, then OPIC may reduce any compensation payable to the Insured hereunder with respect to a Completed Application by the portion of such compensation which corresponds to the aggregate principal amount of interests in the Notes held by such Noteholder. To the extent that OPIC has already paid in full any compensation which should have been reduced pursuant to this clause, the Trust Agreement provides that OPIC may recover the amount of the reduction from any Noteholder whose compensation should have been reduced pursuant to this clause (b).

5.03      Non-Waiver.

         Neither OPIC's failure to invoke its rights nor its acceptance of premiums shall constitute waiver of any of its rights, even if OPIC knows of a breach by the Insured.

5.04     Cure.

         OPIC may permit the Insured to cure a breach in a manner satisfactory to OPIC, but shall have no obligation to allow breaches to be cured.

5.05    Limitation of Liability.

         (a)     This agreement is executed and delivered by the Insured acting not individually or personally but solely as Trustee under the Trust Agreement in the exercise of the powers and the authority conferred on and vested in it under the Trust Agreement,

         (b)     The undertakings and agreements herein made on the part of the Insured are made and intended, not as personal undertakings and agreements by the Insured, but are made and intended for the purpose of binding only the estates created pursuant to the Trust Agreement,

         (c)     Nothing herein contained shall be construed as creating any liability on the Insured, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties who are signatories to this agreement and by any person claiming by, through or under such parties, and

         (d)     Under no circumstances shall the Insured be personally liable for the payment of any indebtedness or expenses of the estates created pursuant to the Trust Agreement or be personally liable for the breach or failure of any obligation or covenant made or undertaken by the Insured under this Contract.

Article VI – Definitions

6.01     Defined Terms.

The following capitalized terms used herein shall have the definitions specified below:

"Actual Knowledge", when used with respect to the Insured, means actual knowledge of any officer of the Insured responsible for the administration of the Trust.

"Additional Period" has the meaning set forth in Section 4.01.3(f).

"Business Day", subject to Section 4.12, means a day other than a day on which banking institutions in The City of New York, New York and Brasilia, Federative Republic of Brazil are permitted or required by law, executive order or governmental decree to remain closed.

"Company" has the meaning set forth in Section 1.01.

"Company Support Agreement" means the Company Support Agreement (“CSA”) dated the Effective Date between OPIC and the Foreign Enterprise.

"Completed Application" has the meaning set forth in Section 4.01.1

"Contract" has the meaning set forth in Section 1.01.

"Corrupt Practices Laws" means (i) the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any other applicable law, regulation, order, decree, or directive having the force of law and relating to bribery, kick-backs, or similar corrupt business practices.

"Covered Scheduled Payments" has the meaning set forth in Section 1.01

"Default Interest" has the meaning set forth in Section 3.01.2(c).

"Deposit Account" means a time or demand deposit account (as understood with reference to U.S. banking regulations) (i) that is at all times maintained with a commercial banking institution or trust company under the regulation and supervision of the Foreign Governing Authority, (ii) that does not provide for any reinvestment of amounts contained therein, and (iii) from which all funds may be withdrawn on demand, and may be a trust account that meets the foregoing requirements.

"Draft Application" has the meaning set forth in Section 4.01.3(a).

"Effective Date" has the meaning set forth in Section 1.05.

"Eligible Investor" means (1) a person created under the laws of the United States, any state or territory thereof, or the District of Columbia (an "Entity"), more than fifty percent (50%) of the beneficial ownership of which is held by citizens of the United States, or (2) a wholly owned subsidiary of an Entity that satisfies the criteria set out in clause (1) of this sentence.

         A person shall satisfy the beneficial ownership criteria set forth in clause (1) of the preceding sentence if:

         (a)     it is a stock insurance company and more than 50% of the beneficial ownership of its stock is held by citizens of the United States; or

         (b)     it is a mutual insurance company and policyholders representing more than 50% of the aggregate coverage issued by such mutual insurance company are citizens of the United States; or

         (c)     it is an insurance company purchasing for a separate account, as described under Rule 144A(a)(1)(i)(A) of the Securities Act, and more than 50% of the beneficial ownership of such separate account is held by citizens of the United States; or

         (d)     it is a registered investment company described under Rule 144A(a)(1)(i)(B) or Rule 144A(a)(1)(iv) of the Securities Act and the beneficial owners of more than 50% of its interests are citizens of the United States; or

         (e)     (1) it is an entity described under Rule 144A(a)(1)(i)(D) or (E) of the Securities Act (a "plan") and the beneficiaries of more than 50% of the interests in such plan are citizens of the United States or (2) it is a trust whose participants are exclusively plans as described under Rule 144A(a)(1)(i)(F) of the Securities Act and more than 50% of (A) the assets of such trust are held for the benefit of plans satisfying the criteria set forth in clause (e)(1) and (B) the participants in such trust satisfy the criteria set forth in clause (e)(1); or

         (f)     it is an organization described in §501(c)(3) of the Internal Revenue Code and more than 50% of the identified beneficiaries of such organization are citizens of the United States; provided, however, that, if such organization does not have identified beneficiaries, it will satisfy the criteria set forth in clause (1) of the preceding sentence if more than 50% of the persons controlling the investment decisions of such organization are citizens of the United States; or

         (g)     it is a corporation, partnership or business trust and more than 50% of the stock, partnership interests or trust interests, respectively, of such entity are beneficially owned by citizens of the United States; or

         (h)     it is a registered investment adviser described under Rule 144A(a)(1)(i)(I) or registered dealer described under Rule 144A(a)(ii) or (iii) and more than 50% of the ownership interests in such entity are beneficially owned by citizens of the United States or, if it is purchasing for an account other than its own, the beneficial owners of more than 50% of such other account are citizens of the United States; or

         (i)     it is a bank or savings and loan association, more than 50% of the ownership interests of which are beneficially owned by citizens of the United States.

         A corporation organized under the laws of the United States or its states and territories shall be deemed to be an "Eligible Investor" if more than fifty percent (50%) of its issued and outstanding stock is owned by U.S. citizens either directly or beneficially. Where shares of stock of a corporation with widely dispersed public ownership are held in the names of trustees or nominees (including, without limitation, stock brokerage firms) with addresses in the United States, such shares shall be deemed to be owned by U.S. citizens unless such corporation, OPIC, or the Insured has knowledge to the contrary. The beneficial ownership of U.S. corporations shall be determined by tracing back through any foreign ownership of their shares to the ultimate beneficial owners.

         The criteria set forth in (a) through (i) above are not intended to be exclusive and nothing herein will prevent an Entity that otherwise meets the criteria set forth in the first sentence of this definition from being an "Eligible Investor" for purposes of this Contract.

"Final Application" has the meaning set forth in Section 4.01.3(g).

"Foreign Enterprise" has the meaning set forth in Section 1.01.

"Foreign Governing Authority" means any of (a) the central government of the Host Country; (b) the government of any political subdivision of the Host Country; (c) any organ, agency, official, employee or other agent or instrumentality of either (a) or (b), acting within the scope of its authority or under color of such authority; and (d) the governmental authorities in de facto control of that portion of the Host Country in which the Project is located.

"Government-Related Entity" means an entity whose actions are attributable to the Foreign Governing Authority under principles of international law.

"Host Country" means the Federative Republic of Brazil.

"Inconvertibility Event" means an event covered by this Contract and described in Section 2.01.

"Indenture" means the Indenture, dated as of February 17, 2004.

"Information Request" has the meaning set forth in Section 4.01.3(b).

"Initial Claim Payment" has the meaning set forth in Section 4.01.5.

"Initial Period" has the meaning set forth in Section 4.01.3(b).

"Initial Purchaser" means Citigroup Global Markets, Inc.

“Insurance Trust Property” has the meaning assigned to such term in the Trust Agreement.

"Insured" has the meaning set forth on the cover page of this Contract.

"Insured Portion" has the meaning set forth in Section 1.01.

"Local Currency" means the coin or currency of the Host Country which at the time of the relevant payment is legal tender for the payment of public and private debts.

"Maximum Aggregate Compensation" has the meaning set forth in Section 1.03.

"Maximum Aggregate Compensation Liability" has the meaning set forth in Section 1.03.

"Noteholder" or "Holder" means the person or entity from time to time acquiring interests in the Notes, either at original issuance or in the secondary market therefor.

"Noteholder Representations" has the meaning set forth in Section 5.01.1(a).

"Notes" means the US$200,000,000 9.375% notes due 2014 issued by the Foreign Enterprise under the Indenture, which initially shall be represented by a Rule 144A Restricted Global Note and a Regulation S Unrestricted Global Note and which shall include the exchange notes issued in connection with the exchange offer referred to in the Indenture pursuant to which the Foreign Enterprise will issue notes registered under the Securities Act having terms identical to the notes issued under the Indenture which are initially represented by the Rule 144A Restricted Global Note and the Regulation S Unrestricted Global Note.

"OPIC" has the meaning set forth on the cover page of this Contract.

"Other Source Information" has the meaning set forth in Section 4.01.3(d).

"Payment Date" means each February 17 and August 17 (or, if such date is not a Business Day, then the next immediately succeeding date that is a Business Day).

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Prior Delivery Obligations" has the meaning set forth in Section 3.01.1(a).

"Processing Period" has the meaning set forth in Section 4.01.6(a).

"Project" has the meaning set forth in Section 1.01.

"Prospective Payment Default" means, with respect to a Subsequent Scheduled Payment (or portion thereof), the prospective insufficiency of U.S. dollars in the Debt Service Reserve Account as of the close of business on the Triggering Payment Date to make such Subsequent Scheduled Payment (or portion thereof).

"Rebuttal Information" has the meaning set forth in Section 4.01.3(d).

"Regulation S Unrestricted Global Note” has the meaning set forth in the Indenture.

“Response” has the meaning set forth in Section 4.01.3 (c).

“Revised Application” has the meaning set forth in Section 4.01.3(e).

“Rule 144A Restricted Global Note” has the meaning set forth in the Indenture.

“Scheduled Payments” has the meaning set forth in Section 1.01 and as described in Exhibit A.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Subsequent Scheduled Payment” has the meaning set forth in Section 2.01.1.

“Subsequent Payment Date” has the meaning set forth in Section 3.01.2(a).

“Subsequent Prospective Payment Default” has the meaning set forth in Section 4.01.5.

“Transaction Documents” means this Contract, the Trust Agreement, the Notes, the CSA, and the Indenture.

“Triggering Payment Date” means the Payment Date for the relevant Triggering Scheduled Payment.

"Triggering Scheduled Payment" has the meaning set forth in Section 2.01.1(a).

"Trust" has the meaning set forth on the cover page of this Contract.

"Trust Agreement" has the meaning set forth on the cover page of this Contract.

"Trustee" has the meaning set forth on the cover page of this Contract.

"U.S. dollars" or "dollars" or "US$" or "$" means the lawful currency of the United States of America.

"U.S. Holder" has the meaning set forth in Section 5.01.2(b)(ii).

"U.S. Holder Representations" has the meaning set forth in Section 5.01.1(b).

"Waiting Period" means the period from the Triggering Payment Date to the last day of the Processing Period.

         IN WITNESS WHEREOF, each of the parties hereto has caused this OPIC Contract of Insurance No. F431 (Brazil) to be executed and delivered on its behalf by its authorized representative to be effective as of February 17, 2004.

         THE BANK OF NEW YORK,
         not in its individual capacity but solely as Trustee
         under the Trust Agreement referenced herein

         By:   /s/ Peter Pavlyshin                              Date: As of February 17, 2004
         Name: Peter Pavlyshin
         Title: Assistant Vice President

         OVERSEAS PRIVATE INVESTMENT CORPORATION

         By:   /s/ Edith Quintrell                              Date: As of February 12, 2004
         Name: Edith Quintrell
         Title: Director, Technical Operations Group, Insurance Department

EXHIBIT A
TO OPIC INSURANCE CONTRACT F431

DATE OF ISSUANCE OF NOTES: February 17, 2004

Dates	Scheduled Interest Payments
August 17, 2004	$9,375,000
February 17, 2005	$9,375,000
August 17, 2005	$9,375,000
February 17, 2006	$9,375,000
August 17, 2006	$9,375,000
February 17, 2007	$9,375,000
August 17, 2007	$9,375,000
February 17, 2008	$9,375,000
August 17, 2008	$9,375,000
February 17, 2009	$9,375,000
August 17, 2009	$9,375,000
February 17, 2010	$9,375,000
August 17, 2010	$9,375,000
February 17, 2011	$9,375,000
August 17, 2011	$9,375,000
February 17, 2012	$9,375,000
August 17, 2012	$9,375,000
February 17, 2013	$9,375,000
August 17, 2013	$9,375,000
February 17, 2014	$9,375,000
August 17, 2014 (if maturity is extended per Section 2.6 of the Indenture)	$9,375,000
February 17, 2015 (if maturity is extended per Section 2.6 of the Indenture)	$9,375,000
August 17, 2015 (if maturity is extended per Section 2.6 of the Indenture)	$9,375,000

A-1

EXHIBIT B
TO OPIC INSURANCE CONTRACT F431

FORM OF REVISED APPLICATION
WITH RESPECT TO SUBSEQUENT, CONSECUTIVE DEFAULT

[LETTERHEAD OF INSURED]

[Date]

Overseas Private Investment Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527
Attn: Vice-President, Insurance

Re:     OPIC Contract of Insurance No. F431 (Brazil)

         This revised application with respect to subsequent consecutive default (“Revised Application”) is delivered to you pursuant to Section 4.01(5) of the Contract of Insurance for Fixed Income Securities Against Inconvertibility (as amended, supplemented and otherwise modified from time to time, the “OPIC Insurance Contract”), dated as of February 17, 2004, between (i) the Overseas Private Investment Corporation (“OPIC”), and (ii) The Bank of New York, not in its individual capacity but solely as trustee (in such capacity, the “Trustee”) of a grantor trust established under New York law, pursuant to the Insurance Trust Agreement dated as of February __, 2004, between the Trustee and Brasil Telecom, S.A.

         All capitalized terms used and not otherwise defined in this Revised Application shall have the meanings assigned thereto in the OPIC Insurance Contract.

         I, [__________], a duly authorized representative of the Trustee (the “Insured”), hereby certify, represent and warrant to OPIC on behalf of the Insured as follows:

(a)

A Completed Application dated [_______________] (the “Original Application”), relating to the occurrence of a Prospective Payment Default under the OPIC Insurance Contract, was approved by OPIC and payment of the amount requested thereunder was made by OPIC on [___________].

(b)	The claim set forth in the Original Application, as revised by this certificate, is compensible under Article II of the OPIC Insurance Contract.

B-1

(c)

The inconvertibility or non-transferability event described as the basis for the claim in the Original Application is continuing as of the date hereof and is the direct cause of a subsequent, consecutive, uncured Prospective Payment Default in the amount of [$_________].

(d)	The Foreign Enterprise Payment Date related to the Prospective Payment Default is [__________].

         The Insured hereby requests that OPIC pay to the Insured the amount set forth in clause (c) on the date set forth in clause (d) in accordance with the provisions of the OPIC Insurance Contract.

IN WITNESS WHEREOF, the undersigned has executed this Revised Application as of the [__] day of [__________], [____].

By:__________________________
Name:
Title:

On behalf of:

THE BANK OF NEW YORK,
not in its individual capacity but solely as Trustee

B-2

EXHIBIT C
TO OPIC INSURANCE CONTRACT F431

FORM OF ASSIGNMENT1

[LETTERHEAD OF INSURED]

[Date]

Overseas Private Investment Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527
Attn: Vice-President, Insurance

Re:    OPIC Contract of Insurance No. F431 (Brazil)

         This assignment (“Assignment”) is delivered to you pursuant to Section 4.02.1 of the Contract of Insurance for Fixed Income Securities Against Inconvertibility (as amended, supplemented and otherwise modified from time to time, the “OPIC Insurance Contract”), dated as February 17, 2004, between (i) the Overseas Private Investment Corporation (“OPIC”), and (ii) The Bank of New York, not in its individual capacity but solely as trustee (in such capacity, the “Trustee”) of a grantor trust established under New York law, pursuant to the Insurance Trust Agreement dated as of February 17, 2004, between the Trustee and Brasil Telecom, S.A.

         All capitalized terms used and not otherwise defined in this Assignment shall have the meanings assigned thereto in the OPIC Insurance Contract.

         For value received pursuant to the OPIC Insurance Contract, the [Insured][Foreign Enterprise] hereby irrevocably and unconditionally, without recourse, representation or warranty (except as provided below), sells, assigns, transfers, conveys and delivers to OPIC all of the Insured’s rights and claims in respect of the Insured Portion of the [[Subsequent Foreign Enterprise Scheduled Payment or part thereof] [Deposit Account]] (or portion thereof) that is the

________________________
[1]

In the event that the terms of this form of assignment are reasonably determined by OPIC to be insufficient to fully vest OPIC with the Insured’s [or the Foreign Enterprise’s] right, title and interest in the rights set forth above, as the case may be as is contemplated by Sections 3.01(a) (ii) or (iii) of the Insurance Contract, the Insured, and OPIC shall agree on such other form as is reasonably necessary to effect such assignment and transfer, which assignment and transfer shall be without recourse, representation or warranty, except as provided above.

D-1

subject of the claim in an amount equal to the U.S. dollar amount of $___________2, plus interest at the applicable default rate of interest under the Indenture until OPIC is repaid in full.

         [The Insured represents and warrants that its assignment hereunder is authorized under the Indenture and that such rights and claims are free and clear of any claim, defense, counterclaim, right of setoff, lien or encumbrance created or incurred by the Insured.

         The Insured shall hold in trust for the benefit of OPIC and remit promptly to OPIC any and all amounts received or collected by the Insured in respect of the rights and claims assigned hereunder, whether received directly from the Foreign Enterprise, as proceeds of the Insurance Trust Property or otherwise.]3

         [The Foreign Enterprise represents and warrants that its assignment hereunder is duly authorized and that such rights and claims are free and clear of any claim, defense, counterclaim, right of setoff, lien or encumbrance created or incurred by the Foreign Enterprise.]4

         THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF NEW YORK.

         IN WITNESS WHEREOF, the undersigned has executed this Assignment as of the [__] day of [__________], [____].

By:___________________________
Name:
Title:

On behalf of:

THE BANK OF NEW YORK,
not in its individual capacity but solely as Trustee

__________________________
[2]	Or the equivalent amount in local currency of the exchange rate described in Section 3.01.3 of the OPIC Insurance Contract.

[3]	Include this language in the case of an assignment of the Insured’s rights.

[4]	Include this language in case of an assignment of the Foreign Enterprise’s rights.

D-2

EXHIBIT D
TO OPIC INSURANCE CONTRACT F431

FORM OF PARTICIPATION AGREEMENT5

         This PARTICIPATION AGREEMENT (this “Agreement”) entered into as of the date set forth in Item 1 of Schedule I attached hereto (the “Effective Date”) (hereinafter, each reference to a specific Item shall refer to such Item identified in Schedule I) between [___________] and the Overseas Private Investment Corporation (“OPIC”).

         Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the OPIC Insurance Contract (as defined below).

PRELIMINARY STATEMENTS

         A.     Pursuant to a Contract of Insurance for Fixed Income Securities Against Inconvertibility (as amended, supplemented and otherwise modified from time to time, the “OPIC Insurance Contract”), dated as of February 17, 2004, between (i) the Overseas Private Investment Corporation (“OPIC”), and (ii) The Bank of New York, not in its individual capacity but solely as trustee (in such capacity, the “Trustee”) of a grantor trust established under New York law, pursuant to the Insurance Trust Agreement dated as of February 17, 2004, between the Trustee and Brasil Telecom, S.A. (the “Foreign Enterprise”). OPIC has agreed to insure certain payments of the Company under the Company Notes upon the occurrence and continuance of an inconvertibility or non-transferability event under the OPIC Insurance Contract. In consideration of payments made by OPIC under the OPIC Insurance Contract following such an event, OPIC has the right, pursuant to Section 4.02 of the OPIC Insurance Contract, to request that the Insured execute a participation agreement to evidence certain rights of OPIC with respect to such payment.

         B.     In consideration of compensation paid by OPIC to the Insured under the OPIC Insurance Contract, the Insured wishes to grant to OPIC, and OPIC wishes to acquire and assume from the Insured, a 90% participation in the amount, identified in Item 2 (the “Participation”), in all right, title and interest of the Insured and the Holders in the [Subsequent Scheduled Payment (including without limitation rights in respect of the Insurance Trust Property] [Deposit Account] (or portion thereof) identified in Item 3.

_________________________
[5]

In the event that the terms of this form of participation are reasonably determined by OPIC to be insufficient to fully vest a participation interest in the Insured’s, the Noteholders’, the Foreign Enterprise’s or any other person’s right, title and interest in such rights and claims as contemplated by Sections 3.01(a)(i) or (iii) of the OPIC Insurance Contract as set forth above, the Insured and OPIC shall agree on such other form as is reasonably necessary to effect such participation, which participation shall be without recourse, representation or warranty, except as provided above. Specifically, this form shall be modified in the event the participation is to be granted by the Foreign Enterprise instead of or in addition to the Insured.

THE PARTICIPATION

The Participation. As of the Effective Date, the Insured, hereby grants and sells to OPIC, and OPIC hereby acquires and assumes, subject to the terms and conditions hereof and without recourse, except as hereinafter provided, the Participation.

Evidence of Participation. The Insured will maintain records of all payments received from the Foreign Enterprise and of all proceeds from the Insurance Trust Property. The Insured will furnish to OPIC an accounting of all such payments as promptly as practicable following OPIC’s request therefor.

Payments by Insured.

         (a) Upon receipt of amounts from the Foreign Enterprise or the Insurance Trust Property or otherwise with respect to the Participation, the Insured shall promptly pay such amounts to OPIC at an account designated by OPIC.

         (b) Except for amounts specified in (a) above, OPIC shall not be entitled hereunder to any amounts payable under the Indenture with respect to the Notes.

         (c) As and to the extent set forth in the Indenture, OPIC, upon payment of compensation under the OPIC Insurance Agreement, shall be deemed a holder of the Notes to the extent of payments so made and shall have the right to exercise rights, or to request the Indenture Trustee to exercise rights, under the Indenture or to commence or prosecute any proceedings to enforce its rights to payment of all or any amounts in which OPIC has been granted a participation hereunder, or to directly make any claim in connection therewith. Nothing herein shall limit any such rights of OPIC.

INSURED UNDERTAKINGS

Documents; Information. The Insured will furnish to OPIC copies of any documentation required to be provided to the holders of the Notes pursuant to the Indenture.

Standard of Care. With respect to the Participation, the Insured will owe all of the duties to OPIC which it owes to a holder of the relevant Notes under the Indenture and OPIC shall have the rights of such Noteholders.

Nonrecourse Participation. The Participation is hereby acquired by OPIC without recourse to the Insured and for OPIC’s own account and risk. The Insured represents that the Participation is authorized under the Indenture and the Insurance Trust Agreement, but makes no representation or warranty as to, and shall have no responsibility for, (i) the due authorization, execution or delivery of the Transaction Documents by the Foreign Enterprise or any other Person; (ii) the value, legality, genuineness, validity, sufficiency, enforceability or collectability of any Note, any Transaction Document, the Insurance Trust Property, or any collateral or other support for the Notes (including any Deposit Account, if applicable); (iii) any representation or warranty made by the Foreign Enterprise or any other Person; (iv) the performance or observance by the Foreign

Enterprise or any other Person (at any time, whether prior to or after the Effective Date) of any of the provisions of the Transaction Documents (or any of the Trust’s, the Foreign Enterprise’s or such other Person’s other obligations in connection therewith); or (v) any other matter relating to the Foreign Enterprise or any other Person, the Notes, any Deposit Account, if applicable, or the Transaction Documents.

Amendments, Waivers, Etc. The Insured will give or withhold its agreement to any amendments of the Transaction Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which the Insured may have under the Transaction Documents or otherwise, only in accordance with the terms of the Indenture.

MISCELLANEOUS

Payments Generally.6 All payments to OPIC by the Insured, to the extent received from the Insurance Trust Property or any other source, shall be made in U.S. dollars.

Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications given to any party hereto shall be given in the manner and at the address for notice set forth in Section 4.08 of the OPIC Insurance Contract.

Entire Agreement. This Agreement sets forth the entire agreement between the Insured and OPIC relating to the Participation and supersedes any prior written or oral statements or agreements with respect to the matters covered hereby and may not be altered orally.

Term of Agreement. The Participation shall terminate upon the earlier of (i) the receipt by OPIC of aggregate payments equal to the amount of its Participation, plus interest on such amount at the applicable default rate of interest payable under the Indenture until paid in full and (ii) the termination of the Indenture.

Captions. The captions and headings hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Arbitration. Any controversy relating to this Agreement shall be settled by arbitration under Section 4.05 of the OPIC Insurance Contract.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

Expenses. Each party hereto agrees to bear its own expenses in connection with this Agreement.

_______________________________
[6]	The Participation is subject to provisions, if any, of Notes and Indenture with respect to repayment or reimbursement.

Cumulative Rights, No Waiver. The rights, powers and remedies of the Insured and OPIC hereunder are cumulative and in addition to all rights, powers and remedies provided at law, in equity or otherwise. Neither any delay nor any omission by the Insured to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

By:_________________________
Name:
Title:

On behalf of:

THE BANK OF NEW YORK,
not in its individual capacity but solely as Trustee

By:_________________________
Name:
Title:

On behalf of:

OVERSEAS PRIVATE INVESTMENT CORPORATION